UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 FLEX RESOURCES CO. LTD.
(Exact name of registrant as specified in its charter)

Nevada	1040
State or jurisdiction of inception or organization	(Primary Standard Industrial Classification Code Number)

1284 East 9th Avenue, Vancouver, BC, V5V 1L3, (205) 419-8664
(Address and telephone number of registrant's principal executive offices)

Inc. Plan of Nevada, 613 Saddle River Court, Henderson, Nevada 89011 Telephone: 800-462-4633
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling shareholders	1,356,500(1)	$0.10(2)	$135,650(2)	$4.16
Total			$135,650	$4.16

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Estimated in accordance with Rule 457(g) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Copies of Communications to:
Corporate Law Center
Ronald Serota, Attorney
Corporate Securities Counsel
2620 Regatta Dr., Ste. 102
Las Vegas, NV 89128
(702) 869-0099
(702) 446-6071 FAX
www.CorporateSecurities.org

PROSPECTUS

Subject to Completion
September 25, 2007

FLEX RESOURCES CO. LTD.
A NEVADA CORPORATION

1,356,500 SHARES OF COMMON STOCK OF FLEX RESOURCES CO. LTD.

The prospectus relates to the resale to the public by certain selling shareholders of FLEX RESOURCES CO. LTD. of up to 1,356,500 shares of our common stock. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is September 25, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

PAGE NUMBER
PROSPECTUS SUMMARY	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	7
1. Because we have a history of losses and have a deficit, there is substantial doubt about our ability to continue as a going concern.	7
2. Because we need additional financing to fund our exploration activities, if we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment..	7
3. Because we may never earn revenues from our operations, our business may fail.	7
RISKS ASSOCIATED WITH OUR BUSINESS	8
4. We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.	8
5. Because the Alps claim may not contain significant base or precious metals and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.	8
6. Because we face intense competition in the mineral exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.	8
7. Because Llorn Kylo, our President, Secretary, Treasurer and director of our company is employed elsewhere his time and efforts will not be devoted to our company full-time, which could adversely affect our ability to successfully implement our business plan.	9
8. Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.	9
9. Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any significant quantities of base or precious metals or any other additional properties we may acquire.	9
10. Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.	9
11. Because the potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.	10
12. Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.	10
RISKS ASSOCIATED WITH OUR COMMON STOCK	10

13. There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	10
14. We do not intend to pay dividends on any investment in the shares of stock of our company.	11
15. Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.	11
16. Sales of a substantial number of shares of our common stock into the public market by the selling shareholders may cause a reduction in the price of our stock and purchasers who acquire shares from the selling shareholders may lose some or all of their investment.	11
FORWARD-LOOKING STATEMENTS	12
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	12
DETERMINATION OF OFFERING PRICE	12
USE OF PROCEEDS	12
DIVIDEND POLICY	13
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	19
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
DESCRIPTION OF SECURITIES	24
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	25
INTEREST OF NAMED EXPERTS AND COUNSEL	25
EXPERTS	25
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
DESCRIPTION OF PROPERTY	27
DESCRIPTION OF BUSINESS	27
PLAN OF OPERATION	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	45
EXECUTIVE COMPENSATION	47
REPORTS TO SHAREHOLDERS	49
DEALER PROSPECTUS DELIVERY OBLIGATION	49
FINANCIAL STATEMENTS	51

As used in this prospectus, the terms “we”, “us”, “our”, “Flex” and “Flex Resources” mean Flex Resources Co. Ltd. unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully. We are an exploration stage company that has only recently begun operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues in the near future. We may never generate revenues. We have minimal assets and have incurred losses since inception.

Our Business

We were incorporated in the State of Nevada on February 8, 2007. We are an exploration stage company engaged in the acquisition, exploration and exploitation of mineral resource properties. Our President, Secretary, Treasurer and sole Director is Mr. Llorn Kylo. On February 8, 2007, we acquired all of the issued and outstanding shares of Flex Resources Ltd., a British Columbia corporation, from Mr. Kylo, whereby Flex Resources Ltd. became our wholly-owned subsidiary.

We own a 100% interest in a mining claim generally known as the Alps project. It is a 190.043 hectare (469.62 acre) property located on Vancouver Island in British Columbia, Canada. The Alps project is held by our subsidiary.

Our principal executive offices are located at 1284 East 19th Avenue, Vancouver, BC, Canada, V5V 1J3. Our telephone number is (205) 419-8664.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report, dated September 16, 2007, on our audited financial statements for the period ended July 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

The selling shareholders named in this prospectus are offering for resale up to 1,356,500 shares of our common stock to the public by means of this prospectus. The 1,356,500 shares of common stock were issued to the selling shareholders in private placement transactions pursuant to Regulation S of the Securities Act of 1933. All of the stock owned by these selling shareholders is being registered in the registration statement of which this prospectus forms a part. The selling shareholders may sell some or all of their shares immediately after they are registered. However, there is no public market for our common stock. We cannot provide any assurance that the shares offered will have a market value, or that they could be resold at the offering price if any when an active secondary market might develop, or that a public market for our securities could be sustained even if developed. The absence of a public market will limit the ability of the shares to be resold adversely impacting their liquidity and forcing shareholders to enter into private transactions to dispose of the shares.

We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Number of Shares Issued and Outstanding

There were 4,256,500 shares of our common stock issued and outstanding as at September 20, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from December 15, 2006 (date of inception) to July 31, 2007, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 42 of this prospectus. Because our audited financial statements are consolidated statements, incorporating the financial performance and statements of our wholly-owned subsidiary, references to our date of inception (December 15, 2006) are actually references to the date of inception of our wholly-owned subsidiary.

From December 15, 2006 (date of inception) to July 31, 2007
Revenue	$0
Net Loss for the Period	$52,785
As at July 31, 2007
Cash	$46,193
Total Assets	$52,604
Liabilities	$30,000
Total Stockholders’ Equity	$22,604

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION

1. Because we have a history of losses and have a deficit, there is substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our inception and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from December 15, 2006 (date of inception) to July 31, 2007 was $52,785. We had cash and cash equivalents in the amount of $46,193 as of July 31, 2007. We currently do not have any mining operations and we have no income. We cannot provide assurances that we will be able to successfully explore and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

2. Because we need additional financing to fund our exploration activities, if we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or will generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties and to pay the fees and expenses necessary to become and operate as a public company. We will also need more funds if the costs of the exploration of our gold placer claims are greater than we have anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues. We will also need further financing if we decide to obtain additional mineral properties. We currently do not have any arrangements for further financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

3. Because we may never earn revenues from our operations, our business may fail.

Prior to the completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our exploration for minerals, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

RISKS ASSOCIATED WITH OUR BUSINESS

4. We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.

Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation at our Alps project of base and precious metals. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

5. Because the Alps claim may not contain significant quantities of base or precious metals, and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.

Our securities must be considered highly speculative, generally because of the nature of our business and our early stage of operations. We currently only have an interest in the Alps mineral claim. The property is in the exploration stage only and may not contain significant quantities of base or precious metals. We may or may not acquire additional interests in other mineral properties but we do not have plans to acquire rights in any specific mineral properties as of the date of this report. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. So, any profitability in the future from our business will be dependent upon locating and exploiting base or precious metals on the Alps claim or mineral deposits on any additional properties that we may acquire. The likelihood of any mineral properties that we may acquire or have an interest in, including the Alps claim, containing commercially exploitable mineral deposits is extremely remote. In all probability, any mineral properties that we may acquire or that we have an interest in, including the Alps claim, do not contain any commercially exploitable mineral deposits and any funds that we spend on exploration will be lost. We may never discover significant amounts of base or precious metals at the Alps claim or any other area, or we may do so and still not be commercially successful if we are unable to exploit those mineral deposits profitably. We may not be able to operate profitably and may have to cease operations, the price of our securities may decline and investors may lose all of their investment in our company.

6. Because we face intense competition in the gold placer exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The Alps claim is located on Vancouver Island in south-west British Columbia. Our competition in British Columbia includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the region for the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

7. Because Llorn Kylo, our President, Secretary, Treasurer and director of our company is employed elsewhere his time and efforts will not be devoted to our company full-time, which could adversely affect our ability to successfully implement our business plan.

Llorn Kylo our President, Secretary, Treasurer and a director of our company is not devoted to our company on a full time basis. As a result, he manages our company on a part-time basis. He spends approximately 15 to 25 hours per week managing our company. Because of this fact, the management of our company may suffer and our company could under-perform or fail.

8. Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays that may be encountered in connection with the exploration program that we intend to undertake on the Alps claim and on any additional properties that we may acquire. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of our properties may not result in the discovery of gold placer. Any expenditures that we may make in the exploration of any other mineral property that we may acquire may not result in the discovery of any commercially exploitable mineral resources. Problems such as unusual or unexpected geological formations and other conditions are involved in all mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our interests in the Alps claim.

9. Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any quantities of gold placer on the Alps claim or any other additional properties we may acquire.

We intend to continue exploration on the Alps claim and we may or may not acquire additional interests in other mineral properties. The search for minerals as a business is extremely risky. We can provide investors with no assurance that exploration on the claims, or any other property that we may acquire, will establish that any commercially exploitable quantities of minerals exist. Additional potential problems may prevent us from discovering any minerals. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of minerals on our property, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

10. Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

11. Because the potential profitability of mineral ventures depends in part upon factors beyond the control of our company, even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of an exploration program on a mineral property is dependent upon many factors beyond our control, including the existence and size of mineral resources in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

12. Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

RISKS ASSOCIATED WITH OUR COMMON STOCK

13. There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or a listing service or stock exchange, if traded, that a public market will materialize. Further, the Over-the-Counter Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the Over-the-Counter Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

14. Because we do not intend to pay dividends on any investment in the shares of stock of our company, investors may never realize a return on their investment.

We have never paid any cash dividends and currently do not intend to ever pay any cash dividends. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

15. Because our stock is a penny stock, trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

16. Sales of a substantial number of shares of our common stock into the public market by the selling shareholders may cause a reduction in the price of our stock and purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the price of our common stock. After this registration statement is declared effective, the selling shareholders may resell up to 31.87 % of the issued and outstanding shares of our common stock. At that time, a substantial number of our shares of common stock which have been issued may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in the price of our common stock, purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling shareholders sell the shares of our common stock could encourage short sales by the selling shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the Over-the-Counter Bulletin Board, or listed for trading or quoted on any public market and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.10 per share has been set arbitrarily by our sole director and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling shareholders and we will not receive any proceeds from the resale of the common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We do not intend to pay any cash dividends in the foreseeable future. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business, or;

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We intend to retain future earnings for use in our operations and the expansion of our business. Our future dividend policy will be determined from time to time by our Board of Directors.

To the extent that we require additional funding our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

SELLING SHAREHOLDERS

The selling shareholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the selling shareholders may offer all or only some portion of the 1,356,500 shares of common stock to be registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering. We can only make estimates and assumptions. The table found below sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of June 8, 2007 and the number of shares of common stock covered by this prospectus. The number of shares listed in the category entitled “Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding” represent an estimate of the number of shares of common stock that will be held by the selling shareholders after the offering. To arrive at this estimate, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

Other than the relationships described in the table and footnotes, none of the selling shareholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder and Position, Office or Material	CommonShares owned by the Selling	Total Shares to be Registered Pursuant	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
Relationship with Flex Resources (4)	Shareholder (1)	to this Offering	# of Shares(3)	% of Class(3)
Zale Chapel #206-1131 West 11th Avenue Vancouver, B.C. Canada V6H 114	175,000	175,000	0	0
Nick Andrishak 5630 Westport Rd. West Vancouver, B.C. Canada V7W 1V1	175,000	175,000	0	0
Ross Caldwell Suite #804 - 756 Great N. Way Vancouver, B.C. Canada	175,000	175,000	0	0
Tom Jamieson 3134 Plimsoli Street Coquitlam, B.C. Canada U3C 3X6	150,000	150,000	0	0
Rhyon Caldwell 3204 - 183 Keefer Pl. Vancouver, B.C. Canada V6B 639	100,000	100,000	0	0
Peter Konkin #360-33123 George Ferguson Way Abbotsford B.C. Canada V25 2L6	100,000	100,000	0	0
John Pauly 6990 Tyne Street Vancouver, B.C. Canada	50,000	50,000	0	0
Lance Waymen 168 39th Ave. E Vancouver, B.C. Canada V5W 1JB	50,000	50,000	0	0
Susan Mcnicoll 2473 West 6th Avenue Vancouver, B.C. Canada V6K 1W2	50,000	50,000	0	0

Brett Chin 3728 Price Street Burnaby B.C. Canada V5G 2K8	25,000	25,000	0	0
Steven Liesch 580 E 29th Ave E Vancouver, B.C. Canada V5V 2R9	25,000	25,000	0	0
Doug Lowe 8667 Delcrest Drive North Delta B.C. Canada V4C 325	25,000	25,000	0	0
Slawomir Brudzinski 5766 Irmin St. Burnaby B.C. Canada V5J 1Y9	25,000	25,000	0	0
Churyl Kylo 3627 Skana Drive Vancouver, B.C. Canada V55 4H5	50,000	50,000	0	0
Benjamin Kyllo 207 -1346 Pendrell St. Vancouver, B.C. Canada V6E 1L8	30,000	30,000	0	0
Sacha Jones 5055 Bear Lane West Vancouver, B.C. Canada V7W 1L2	30,000	30,000	0	0
Colin Farrell 1-6 - 3670 5th Ave W Vancouver, B.C. Canada V6R 1S2	25,000	25,000	0	0
Trish O’Toole 200 - 3689 East 1st Ave Vancouver, B.C. Canada V5M 1C2	25,000	25,000	0	0

Dave Vedder 33060 Richards Ave. Mission B.C. Canada V2V 7E5	20,000	20,000	0	0
Indra Lalari 4828 Sophic St. Vancouver, B.C. Canada V5V 3W6	10,000	10,000	0	0
Erroll Kloepfer 2423 Glenwood Ave. Port Coquitlom, B.C. Canada V3B 1Y7	10,000	10,000
Thomas Lamb Suite 1115 - 555 Burrard Street Vancouver, B.C. Canada V7X 1M8	10,000	10,000	0	0
Helder Baptista 6771 Winch St. Burnabay, B.C. Canada V5B 2L7	2,500	2,500	0	0
Derek Hardy 801 -567 Lonsdale Ave. North Vancouver, B.C. Canada V7M 2G6	2,500	2,500	0	0
Angie Vetter 33060 Richards Ave. Mission B.C. Canada V2V 7E5	2,500	2,500	0	0
Jim O’Toole 315 Lawson Ave. West Vancouver, B.C. Canada V75 1H6	2,500	2,500	0	0
Barb Mitchell 659 West 22nd Ave Vancouver, B.C. Canada V52 1Z5	1,000	1,000	0	0

Kirsten Edwards 60 Panorama Rd. Lions Bay, B.C. Canada V0N 2E0	1,000	1,000	0	0
Jeff Guertin 11051 Band Blvd. North Delta B.C. Canada V4E 1M8	1,000	1,000	0	0
Ashley Garib 3790 St. Paul’s Ave. North Vancouver, B.C. Canada V7N 1T3	1,000	1,000	0	0
David Podersky - Canon 4085 - 37th Avenue West Vancouver, B.C. Canada V6N2W6	1,000	1,000	0	0
Tony Wai 4670 Piccadilly South West Vancouver, B.C. Canada V7W 1J7	1,000	1,000	0	0
Kevin Hardy 401 - 360 East 2nd North Vancouver, B.C. Canada V7L 4N6	1,000	1,000	0	0
Christa Min #206 - 1616 Eastern Ave. North Vancouver, B.C. Canada V7L 3G1	500	500	0	0
Scott Nielsen 3611 Goergia St. Richmond B.C. Canada V7E 2R9	500	500	0	0
Ted Daigle #150 - 10202 149th Ave. Surrey, B.C. Canada V3A 7B1	500	500	0	0

Michael Daigle #10 - 6588 188th St. Surrey, B.C. Canada	1,000	1,000	0	0
Nancy Keen 3715 W. 14th Ave. Vancouver, B.C. Canada V6R 2W8	500	500	0	0
Craig Lamb 3715 West 14th Avenue Vancouver, B.C. Canada V6R 2W8	500	500	0	0
Desada Daigle 10 - 6588 188th St. Surrey, B.C. Canada V3S 1Z6	500	500	0	0
Marni Daigle 3 - 8428 Venture Way Surrey, B.C. Canada V3S 8K9	500	500	0	0

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.
(2) Based on 4,256,500 shares outstanding as of September 20, 2007.
(3) To arrive at these estimates, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.
(4) None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

▪
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

▪	an exchange distribution in accordance with the rules of the exchange;

▪	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

▪	privately negotiated transactions;

▪	a combination of any aforementioned methods of sale; and

▪	any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclose the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

1.	adequate current public information with respect to the issuer must be available;

2.	restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;

3.
sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

4.
the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

5.
if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors or sole director and hold office until their death, resignation or removal from office. Our sole director and executive officer’s age, positions held and date first appointed are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Llorn Kylo	President, Secretary, Treasurer and Director	33	President, Secretary, Treasurer and a Director since December 15, 2006 (date of incorporation of the Company)

Business Experience

The following is a brief account of the education and business experience of our sole director and executive officer during at least the past five years, indicating his business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Llorn Kylo, President, Secretary, Treasurer and Director

On February 8, 2007 Llorn Kylo was appointed President, Secretary, Treasurer and a director of the company.

Mr. Kylo received a Bachelor of Commerce from Royal Roads University in 1999. He completed the Canadian Securities Course with the Canadian Securities Institute in 1999. Since 2000 he has worked as an entrepreneur with a focus on real estate development. He became president of Form 1 Land Incorporated, a British Columbia company, in 2002. In 1996 he graduated from the British Columbia Institute of Technology with a diploma in marketing management and a concentration in small business.

Involvement in Certain Legal Proceedings

Our sole director, principal executive officer and control person has not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board

All proceedings of our sole director for the year ended July 31, 2007 were conducted by resolutions consented to in writing by the sole director and filed with the minutes of the proceedings of the director. Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. There has been no need to delegate functions to these committees due to the fact that our operations are at a very early stage to justify the effort and expense of creating and maintaining these committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 20, 2007, certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our common stock and by our current sole director and executive officer. The shareholder has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Shareholder and Position, Office or Material Relationship with Flex Resources, Inc.	Title of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Llorn Kylo President, Secretary, Treasurer and Director 1284 East 19th Avenue Vancouver, BC, V5V 1J3 Canada	Common Shares	2,900,000	68.13%
Directors and Officers as a group	Common Shares	2,900,000	68.13%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.
(2) Based on 4,256,500 shares outstanding as of September 20, 2007.

Change in Control

We are unaware of any contract, or other arrangement or provision of our Articles of Incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001 per share. As at September 20, 2007 we had 4,256,500 shares of common stock outstanding. Our shares are held by forty-one (41) stockholders of record. We have no authorized preferred stock.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our sole director out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our sole director is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our sole director and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Schumacher & Associates to audit our financial statements for the period ended July 31, 2007. There has been no change in the accountants and no disagreements with Schumacher & Associates, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Flex Resources Co. Ltd. included in this registration statement have been audited by Schumacher & Associates, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Ronald Serota of the Corporate Law Center, our independent legal counsel, has provided an opinion on the validity of our common stock.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada and provide as follows:

ARTICLE XI

IMMUNITY AND INDEMNIFICATION

SECTION 43. IMMUNITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) DIRECTOR IMMUNITY. Directors will be immune from monetary liabilities to the fullest extent not prohibited by Nevada law. Excepted from that immunity are:

▪	a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

▪	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

▪	a transaction from which the director derived an improper personal profit; and

▪	willful misconduct.

(b) DIRECTORS AND OFFICERS. The corporation will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under Nevada law or (iv) such indemnification is required to be made pursuant to these Bylaws.

(c) EXPENSE. The corporation will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under these Bylaws.

No advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF PROPERTY

We do not lease or own any real property other than our mineral claims. Our executive and head office is located at 1284 East 19th Avenue, Vancouver, BC, V5V 1J3, Canada. The office is in Mr. Kylo’s home. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.  When and if we require additional space, we intend to move at that time.

The description of our mineral claims is below under the section entitled “DESCRIPTION OF BUSINESS.”

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on February 8, 2007. We are an exploration-stage company engaged in the exploration and development of mineral resource properties. On February 8, 2007 we acquired all of the outstanding shares of Flex Resources Ltd., a British Columbia corporation, from our president and director, Llorn Kylo, in exchange for 2,900,000 shares of our company, whereby Flex Resources Ltd. became our wholly-owned subsidiary. Flex Resources Ltd. was incorporated on December 15, 2006 (date of inception). On February 15, 2007 the subsidiary completed a British Columbia Mineral Titles “Bill of Sale” initiated on February 1, 2007 whereby we purchased 100% of a mineral claim known as “The Alps”. The claim is located on Vancouver Island in British Columbia, Canada. The purchase price for the claims totalled C$6,000. Through our subsidiary we own the Alps claim outright, subject to government claim renewal fees and regulatory requirements described below.

The current expiry date of our mineral claim is May 29, 2008. Prior to the renewal date, we plan to renew the claims. In order to renew, the British Columbia government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment of a filing fee and an additional payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claims.

We intend to explore the Alps claim for any commercially exploitable base or precious metal deposits. A map of the property is included below under the subsection entitled “Location of the Property”. There is no assurance that any commercially viable base or precious metal deposits exist on the property.

The Province of British Columbia owns the land covered by our mineral claim. Currently, we are not aware of any native land claims that might affect the title to the mineral claims or to British Columbia’s title of the property. Although we are unaware of any situation that would threaten these claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group claims and interest in these claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claims.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the preliminary phase of exploration on our property. Once we complete the preliminary phase, we will make a decision as to whether or not we will proceed with further exploration based upon the analysis of the results of that program. Our sole director will make these decisions based upon the recommendations of an independent geologist who will oversee the program and record the results.

Our plan of operation is to conduct exploration work on the claims in order to ascertain whether it possesses commercially exploitable quantities of base or precious metals. There can be no assurance that such base or precious metal deposits exist on the property.

Even if we complete our proposed exploration programs on the properties and we are successful in finding commercially exploitable quantities of base or precious metals, we may not find enough to pay our expenses or achieve profitable operations.

Location of the Property

The Alps property is located in the Alberni Mining Division, West Central Vancouver Island, British Columbia, Canada. The mineral claims comprising the property are centred at 49 10 52 N. Latitude, 125 19 24 W. Longitude. The property is approximately 96 miles due west of Vancouver, British Columbia.

Map 1

Property Description

The Property consists of nine (9) MTO Cell Claims comprising the B.C. MTO Mineral Claim (#534606), covering 190.043 Hectares (469.61 Acres). The Alps property is 100% owned by Flex Resources Ltd. Flex completed its acquisition of the property from David Zamida on February 15, 2007 resulting in 100% ownership of the subject claims with no encumbrances, liens, or royalties thereon. The purchase price was C$6,000.

British Columbia Mineral Titles Information

Tenure Number	Claim Name	Claim Renewal Date	Area (ha)
534606	THE ALPS	MAY 29, 2008	190.043

Independent Geological Report

We have obtained an independent Geological Report on the Alps property on Canadian National Instrument Form 43-101. Paul D. Gray Geological Consulants has prepared this Geological Report and reviewed all available exploration data completed on these mineral claims. During his inspection of the property Mr. Gray took several verification rock samples. As indicated in the Geological Report, one of the samples returned a value of 1128 ppb Au, equivalent to 1.128 g/t Au.

Paul D. Gray Geological Consultants’ principal is Mr. Paul Gray. Mr. Gray maintains an office at #1, 1081 West 8th Avenue, Vancouver, BC, V6H 1C3. He graduated with a Bachelor of Science degree in Earth Science from Dalhousie University in 1997 and with an Honours Bachelor of Science degree in Earth Science in 2004, also from Dalhousie. He is a member of the PDAC, AMEBC, and the Association of Engineers and Geoscientists of British Columbia, registered in the province of British Columbia (APEGBC No. 29833). He has practised as a geologist for 11 years, working in British Columbia, the Northwest Territories, the United States, Honduras, Central America and Mongolia.

The following is a summary authored by Mr. Gray and contained in his Geological Report:

The Alps project is located in west central Vancouver Island, British Columbia, Canada, approximately 160 kilometres due west of Vancouver B.C. at roughly (49 10 52 N. Latitude; 125 19 24 W. Longitude). Direct Property access is possible by paved Provincial Highway and well-maintained gravel Forest Service Roads.

The Property is 100% owned by Flex Resources Ltd., a British Columbia company wholly owned by Flex Resources Co. Ltd., a Nevada Corporation, and is comprised of one (1) British Columbia M.T.O. issued Mineral Claim (Tenure# 534606) occupying 190.043 ha. (469.62 acres). The mineral claim is in good standing with respect to the British Columbia Mineral Tenure Act through May 29, 2008.

On February 15, 2007 Flex Resources Ltd. completed a British Columbia Mineral Titles Bill of Sale initiated on February 1, 2007 by David Zamida, whereby Flex purchased the Alps Mineral Claim as to 100%.

The Alps Property is located within the Wrangellia geologic terrane, and much of the property and region is underlain by basic volcanic lithologies of the Upper Triassic Karmutsen Formation member of the Vancouver Group, with subordinate later Middle to Upper Jurassic Island Plutonic Suite granodiorite to diorite intrusives. Sulphide mineralization (disseminated pyrite) is common on the property and copper and gold grades from trace up to 50.2 g/t Au and 0.7134% Cu have been reported (grades from trace up to 2.26 g/t Au and 5.86% Cu have been confirmed by the author). The property has the potential to host a Copper-Molybdenum-Gold deposit; however significant work is required to adequately define such potential.

The west coast of Vancouver Island, specifically the Clayoquot Sound and Kennedy River areas, underwent of a period of prolific prospecting activity in the late 1800s and several gold producers were discovered and operated through the turn of the last century. Exploration activity on the West Coast of Vancouver Island has been almost continuous since these early days, with a variety of base and precious metal deposits identified. The B.C. Geological Survey Mineral Resource Assessment characterizes the area of the Alps Property in the highest category of mineral potential in the Province.

The area currently within the Alps property boundary has been explored for metals intermittently from 1971 through 1996. Prospecting, geological, geochemical and geophysical surveys have been conducted as well as limited diamond drilling. The exploration programs have been run by independent companies and individuals in a piecemeal fashion, indeed early exploration of the property was focused exclusively on copper-molybdenum mineralization while more recent exploration has had a gold focus. The project has not seen a large scale, systematic exploration program to date and would greatly benefit from such an analysis.

A proposed Phase I exploration budget of approximately $123,000.00 is recommended by the author for this project. The exploration program (and budget) will test the Alps property’s mineral potential and guide all subsequent mineral exploration programs on the property.

Accessibility, Climate and Infrastructure

The Alps property is situated on the western side of central Vancouver Island in the Kennedy River watershed, approximately 53 kilometres Southwest of Port Alberni, B.C. Access is afforded by British Columbia Provincial Highway 4 from Port Alberni to Tofino/Ucluelet. At kilometer 46 (from Port Alberni), the well maintained Marion Creek Forest Service Road leaves Highway 4 and leads nine (9) kilometres to a semi-deactivated spur road. This spur road traverses the upper elevation portions of the Alps property.

An older (1960s vintage) deactivated logging road, approximately six (6) kilometers up the Cat Ear’s Creek drainage, accesses the lower elevations of the project. This road is no longer passable by vehicle as it is heavily overgrown with significant portions of the road bed and riparian crossings completely washed out. The road could be easily walked once a trail has been cleared out.

The climate of the Clayoquot region in general, within which the Alps property lies, is classified as West Coast Marine, with mild but wet winter seasons and cool drier summers. The closest Environment Canada weather station is at the Tofino Airport, Tofino, B.C (approximately 25 kilometres Southwest). At this location the mean annual precipitation on the coast is 3,257.4 mm and 42.8 cm of snow, and temperatures range annually from 5.4C to 12.8C, with a mean of 9.1C (Environment Canada, 2007). The Tofino Airport averages 205.5 days of precipitation and 271.6 days of sunshine. Conditions can be expected to be similar on the Alps property with an increase in snowfall and cloud cover due to the higher property elevations.

Snow has been reported to begin to accumulate on the Alps property in November and can remain on the shadowed northern slopes into June. The property could be worked for mineral exploration for the seven (7) months of May through November.

The Alps Property is situated in the MacKenzie Mountain Range of Vancouver Island, an area of typically rugged and steep relief. Topography is marked by precipitous slopes, frequent bedrock bluffs and significant cliffs. Property elevations range from 500 to over 1,000 meters above sea level. The property is heavily wooded with cedar, spruce, and hemlock. Alpine meadows are seen above the 1000 metre elevation. The property lies near the headwaters of the Marion, Effingham, and Cat Ears Creeks, and as such represents a near height of land physiographic situation.

The terrain over the Alps property consists of moderately steep-sided mountains, covered second-growth forest and clear-cut timber harvest areas. Western Forest Products holds the timber rights to the area and to TFL 44 whose boundary lies close to the property.

Water sources for exploration program may be found from two small alpine lakes to the south of the property and more likely from the Cat Ears Creek which dissects the southern portion of the Alps mineral claims, draining them. Additionally, the headwaters of Marion Creek and/or Effingham River themselves may provide water source areas with some preparation.

The BC Hydro, 5.4 megawatt Marion 3 Creek micro hydro generating station lies seven (7) kilometers north and west of the property. A 26 inch steel penstock follows the Marion Creek Forest Service Road to the headwaters of Marion Creek, approximately one (1) kilometre from the centre of the Alps property. A 500kW three-phase power transmission line lies within 5 kilometres of the property boundary (following Highway 4).

The proximity of the paved provincial highway and the population (and potential personnel) centres of Ucluelet and Port Alberni combined with the open and well maintained forestry roads and ample hydroelectric potential in the area characterize this project’s infrastructure as excellent.

Exploration

The west coast of Vancouver Island, specifically the Clayoquot Sound and Kennedy River areas, underwent of a period of prolific prospecting activity in the late 1800’s. While several lode deposits were uncovered and worked throughout the early part of the 1900’s, interestingly no substantive placer gold deposits (with the exception of the glacially-derived Wreck Bay Beach Sands deposit) were found. The glacial origins of these Wreck Bay deposits have been hypothesized to have a source in the Kennedy River drainage. In an effort to locate this placer gold source, gold bearing quartz veins within Karmutsen volcanics have been uncovered at several prospects along the Kennedy River since the turn of the last century.

Lode gold discoveries in the latter part of the 1800’s in the Kennedy River drainage resulted in limited production from two deposits, the Leora and Rose Marie, both of which lie east of the Kennedy River (approximately seven and eight kilometres southwest of the Alps claims, respectively). The Leora had the most impressive production of all the Kennedy River area deposits. Intermittent production at the Leora between 1902 and 1915 produced 383 tonnes of ore containing 8,771 grams of gold and 2,831 grams of silver.

More so than gold mining, the region was known as an iron production location as from 1963-1966 the Brynor Mine near Meggie Lake east of Kennedy Lake produced enough iron ore to make it the largest and most economic deposit in the entire area.

Several analogous Karmutsen/Sicker Formation hosted mineral (Au, Cu, Ag, Zn, Fe, Ni, and Mo) occurrences, deposits, and past producers are located in the area.

The Catface Copper Property is perhaps the largest undeveloped exploration target in the region. Its existence (that of a copper porphyry) within lithologies of the same age and general location of the Alps project indicates that the region has a high potential for the discovery of copper, gold, silver targets.

The B.C. Geological Survey Mineral Resource Assessment characterizes the area of the Alps property in the highest category of mineral potential in the Province.

According to British Columbia Government and Assessment Reports, the immediate area of Alps Property has been explored for metals intermittently since 1971. Starting in 1971, Mt. Washington Copper Company and Phelps Dodge Corporation of Canada Ltd. performed a series of exploration programs designed to identify copper-molybdenum porphyry style mineralization, on what was then known as the L.D. Mineral Claims.

In the fall and summer of 1970, Mt. Washington Copper Co. Ltd., of Vancouver B.C., conducted regional prospecting and stream silt sample geochemistry in the Kennedy River area. The results of the program indicated a potentially mineralized (Cu-Mo) target to the east of the Kennedy River, up the Cat Ear’s Creek. Mineral claims were staked in the Fall of 1970, including the area of the current Alps Property. Physical work conducted by Mt. Washington Copper included soil geochemistry, geological mapping, road construction and diamond drilling. Only the 1971 soil geochemical results by Mt. Washington Copper Co. Ltd. are publicly available.

The 1971 Mt. Washington soil survey consisted of 621 samples. Soil lines were run at 295 degrees with an initial spacing of 500 feet (160 metres) with infills to 100 feet (33 metres) spacing, the soil grid covered an area of approximately 2 km2. All samples were analyzed for Copper, Molybdenum, Zinc and Silver; no Gold assays were returned. Precipitous slopes with poor soil cover precluded access and sample collection. Background copper was reported to be ~30 ppm and anomalous returns of copper and molybdenum in soils were found to be spatially related, indeed molybdenum was interpreted to be a useable pathfinder element for copper. A few isolated high zinc values and low silver values were obtained from the survey, but were considered too low and erratic to be of use. The survey identified a large (approximately 1 km2) copper - molybdenum anomaly along the north facing slope of the current Alps property.

Following on the identification of this anomaly, in 1972 a limited diamond drilling and road construction program was carried out culminating in three holes totaling 267 metres. The results of this program are not publicly available; however it is reported the samples were not analyzed for gold content (likely only for Copper and Molybdenum).

The property appears to have laid dormant to reported exploration for the next 10 years. In 1982, Walter Guppy of Tofino, B.C., re-staked the property under the name Alpeer, and prospected the ground for gold mineralization by rock and soil sampling and with limited geological mapping. Mr. Guppyís soil geochemical program (over 100 soil samples) indicated an area of elevated gold in soils on the south facing slope of the Alpeer Claim Block (although these results are not publicly available). In February 1984, Mr. Guppy optioned the Alpeer Property to Placer Development Ltd. in 1984 as a gold exploration target.

In 1984, Placer Development Ltd. conducted an exploration program consisting of geophysical and geochemical surveys over the area presently occupied by the Alps property. From Late May through mid June, 1984, a total of 315 soil and 13 rock samples were collected and analyzed for Mo, Cu, Zn, Pb, Ag, Au, As and Fe. Additionally, 5.9 line kilometers of magnetometer and VLF surveying was completed during this phase.

The Geochemical survey was conducted on a true North oriented grid with lines spaced 50 to 100 metres apart, with 20 metre sample spacing, B and/or C soil horizons were the sample target. Five zones of anomalous gold content in soils were outlined by the program. Values of up to 0.84 g/t gold were obtained from the largest and the strongest of the anomalies. The largest of the anomalies is coincident with high Ag, Cu, Mo, Pb, As and Fe values (strong multi-element geochemical anomaly). Here, coincident Au, Ag, Cu, Mo, Pb, As and Fe values striking N 35degrees E for 400 meters were delineated.

Limited rock sampling conducted by Placer Development Ltd identified elevated gold, but due to the small number of samples did not locate the source for this anomaly.

No strong VLF anomalies were uncovered from the geophysical surveys nor were any structures related to the elevated geochemical anomalies revealed. A subtle magnetic anomaly was defined in the extreme north-west of the grid. The geophysical results can be described as generally inconclusive (with the exception of the magnetometer work); however they do present a useful baseline of the property’s response to geophysical tools.

Placer Development appears to have let the option between Mr. Guppy and themselves lapse in 1985.

In June 1987 the Alpeer property was optioned to a junior explorer Acquest Enterprises Ltd., once again by Walter Guppy. A work program designed to follow-up on the gold in soil anomalies identified by Placer Development’s 1984 program was conducted. Where possible, continuous channel sampling in 2 metre intervals from within the anomalous zones was conducted and produced 29 samples. Of these 29, 19 returned values of anomalous gold, the best value from the program was a two (2) metre chip sample which assayed 45.7 g/t gold. Samples were collected predominantly from within the area of the strongest soil geochemical anomaly, and while indicative of gold mineralization on the project, were not sampled in enough quantity or quality to add substantively to the knowledge of the propertyís mineralization.

The Acquest Option was allowed to expire and the area again remained reportedly unexplored until it was re-staked as the ICA property by Christopher Baldys and Ralph McGreevy in 1994. 1996 saw the first field examination of the property by the owners, and the work program consisted of the collection and assaying of six (6) grab samples from and proximal to a new logging road which traversed the upper elevation portions of the property. The assays confirmed the presence of gold mineralization on what is now the Alps Property. Four (4) of the six (6) samples returned anomalous gold values (>40ppb Au), with the highest value of 5020 ppb Au from a selected grab sample.

The ICA property was allowed to lapse and return to Crown Land after this final reported program on the area currently held as the Alps Property. No mineral exploration of any kind has been recorded since 1996.

Alps Property Deposit Type and Model

Vancouver Island is a geologically complex region, and accordingly it contains a diverse mineral deposit portfolio varying from precious and base metals through industrial metals and even energy minerals (such as oil, gas, and coal). The B.C. Ministry of Energy Mines and Petroleum Resources MINFILE database defines the economically significant deposits on Vancouver Island in the following manner:

Porphyry copper-molybdenum-gold-silver; Sedimentary coal; Volcanic massive sulphide copper-zinc-lead-silver-gold; Copper-gold-silver-iron skarns; Gold-silver-copper quartz veins; Sedimentary limestone.

Property Model Summary

The Alps Property is an early stage copper-molybdenum-gold exploration target, and as of yet no specific geologic deposit model has been identified or defined. The property has been explored as a copper-molybdenum porphyry target as well as a gold-silver-copper target. Widespread disseminated pyrite mineralization is evident on the Property as is elevated fracture related gold mineralization.

It is the opinion of the author of our Geological Report that the Alps Property is probably related to the Porphyry copper-molybdenum-gold-silver type mineralization. Porphyry exploration techniques, including alteration mapping, should be applied to substantiate this assessment.

Mineralization

No detailed geological sampling, geological mapping, alteration mapping, or core logging of the Alps property has ever been undertaken. Without this type of systematic and focused work, it is impossible for the author of our Geological Report to develop an understanding of the projects mineralization.

However from the early stage work which has been completed, it is possible to present an overview of the mineralization reported. A 1987 mineralogical report by C.L. Soux of Orex Laboratories Ltd. offers the most thorough mineralogical analysis of the Alps property to date. The results of the report indicate the gold is coarse (>100 microns), associated with pyrite and increases in content where the host rock is sheared or fractured.

Drilling

Historical reports indicate that in 1972, Mt. Washington Copper Company and Phelps Dodge Ltd. conducted a limited diamond drilling program consisting of three (3) holes totaling 267 metres. The results of this program, including the precise location of these holes is not publicly available. The nature of the drillcore sampling, density of samples, and results of this program are also not known. What was reported is that the diamond drillholes tested the three best geochemically anomalous zones, and returned low values. It is further known that the samples were not analyzed for gold content (and were likely only analyzed for copper and molybdenum). This single drilling program conducted on the Alps property can be described as limited in scope (assay and location) and insufficient to properly test the project.

Sampling Method and Approach

It is the opinion of the author of our Geological Report that the sampling methods and approaches utilized historically by the various workers on the Alps project were adequate for demonstrating property mineralization and the results may be utilized to guide all subsequent mineral exploration.

Rock samples collected during the author of our Geological Report’s property inspection of May 11, 2007 were variously sampled as floats, grabs, and chips and designed as verification samples and general Alps property mineralization style and grade indicator samples.

Adjacent Properties

There are no mineral properties immediately adjacent to the Alps property. However, there is a large package of staked mineral claims less than four (4) kilometres to the south and southwest of the project boundaries. Vancouver Island in general contains a great quantity of distinct mineral deposits. The B.C. government MINFILE database indicates that Vancouver Island mineral deposits have produced and/or contain estimated mineral and energy resources (at current commodity prices) as follows:

Sedimentary coal	C$ 22 billion
Porphyry copper-molybdenum-gold-silver	C$ 21 billion
Copper-gold-silver-iron sskarns	C$ 18 billion
Volcanic massive sulphide Noranda-Kuroko copper-zinc-lead-silver-gold VMS	C$ 11 billion
Sedimentary limestone	C$ 2.1 billion
Gold-silver-copper quartz veins	C$ 0.4 billion

There are five (5) existing significant (>10,000 tonnes per year) mines/quarries on Vancouver Island: Breakwater Resources Ltd.’s Myra Falls Volcanogenic Massive Sulphide (VMS) mine in central Vancouver Island. Since it opened in 1966 more than 25 million tonnes of copper-zinc-lead-silver-gold have been mined and processed at the facility. Including proven and probable reserves, Myra Falls has reported 6.4 million tonnes grading 1.1% copper, 6.7% zinc, 1.4 grams per tonne gold, and 49 grams per tonne silver, with measured and indicated resources of 9.7 million tonnes grading 1.4% copper, 7.6% zinc, 1.9 grams per tonne gold, and 63 grams per tonne silver (including proven and probable reserves); the Quinsam Coal Mine (Hillsborough Resources Ltd.) on East central Vancouver Island produced 532,000 tonnes of clean bituminous grade thermal coal in 2005; IMASCO’s Benson Lake Quarry on northern Vancouver Island produced 36,000 tonnes of limestone in 2005; Electra Gold Ltd.’s (geyserite) Apple Bay Quarry, northern Vancouver Island; and Lehigh Northwest Cement Ltd.’s Monteith Bay Quarry located in northwest Vancouver Island produced 29,500 tonnes of hotspringgeyserite in 2005.

Interpretations and Conclusions

The author of our Geological Report was able to conduct a limited program of prospecting during the May 11, 2007 Alps property Inspection program. In particular the area immediately west of the current claim boundary was prospected as the access road was walked. Several samples (both chip and float) of sulphide mineralization within the Karmutsen Volcanics were uncovered during this traverse. Samples 514789 through 514793 were all located to the west of the Property boundary and all had interesting mineralization indications, according to the author. These float and chip samples combined with the geochemical and geophysical anomalies already identified on the property argue for a detailed prospecting program of the height of land to the immediate North West of the Alps claim and beyond.

According the author of our Geological Report, the various vintages of mineral exploration programs (prospecting, mineralogy, geological and rock and soil geochemical surveys, geophysical surveys and related assay work) conducted on the Alps property over the last 36 years have served to broadly outline a large (~0.4 km2) copper, molybdenum and related gold anomaly. Due to the piecemeal exploration, first focused on copper and molybdenum and finally on gold, no systematic full scale exploration program has been mounted on the property to date, and as a result, in his view the project has not been fully tested.

Diamond drilling has been conducted on the Property, but to an extremely limited extent (only three widely spaced and shallow drillholes). This drilling was focused exclusively on copper-molybdenum porphyry style mineralization and therefore no gold assays were performed on the samples, moreover results from this program are no longer available. The project is therefore virtually untested by diamond drilling.

The repeated prospecting, geological, and geochemical sampling programs at the Alps property have consistently identified anomalous sulphide indications which have yet to have been adequately detailed in size, extent or possible source. The sporadic exploration the property has seen has not allowed a full-scale property analysis incorporating all the known data. Further, the work which has been conducted appears to have been hampered by small budgets and limited follow-up analysis or testing.

The defined geochemical anomaly on the property is large and open to the west, north and east while the magnetic anomaly remains open to the north and west. In the opinion of the author of our Geological Report, these anomalies were defined from programs of adequate sample density and extent and were appropriately sampled and documented. Follow up exploration work including re-sampling/assaying of portions of the anomaly and extending the grid to the north and west (particularly over the height of land to the immediate northwest of the Property) should be a high priority for this project as these areas represent untested and highly prospective ground.

According to the author of our Geological Report, with current metal prices and the widespread inadequately detailed sulphide mineralization encountered and reported on the project, the Alps property warrants a large-scale re-evaluation, data compilation, and a series of systematic exploration programs to properly identify a potential economic target.

As with any Canadian exploration project, and owing to the location of the Project (close to the Clayoquot Biosphere), care must be taken to conduct mineral exploration and extraction with all due environmental care and to the highest possible standards. The Geological Report’s author does not view this as a flaw with the project, but feels particular attention should be paid to environmental considerations on the Alps property. It is recommended that at an early stage in the Projectís exploration program, baseline environmental sampling (especially water, Acid Rock Drainage (ARD) and Acid Base Accounting (ABA) sampling) be conducted to gain an understanding of the chemical character of this watershed and any potential mineral deposit therein.

Further, the Geological Report’s author believes that early and consistent communication and dialogue with the local First Nation’s peoples is important with respect to this project.

Exploration Recommendations and Program

The Geological Report recommends that the Alps property should first be geologically re-evaluated in relation to its regional geological setting (compared to analogous settings worldwide that contain historic or contemporaneously producing mines). This study can take place without additional field work, as the 1970-90s reports and our current Geological Report are readily available for research and analysis.

As part of our current Geological Report, all identified mineral exploration related information has been geo-referenced and assembled into a single MAPINFO Database. This is a suitable first step; however a more rigorous G.I.S.-based database should be created and utilized for all future exploration work and analyses. In particular a more coherent database of the lithological units on the project should be compiled into a useable geological package complete with legend. This later point would be possible only after suitable property geological mapping has been completed at a tight scale with good survey control.

After the described desk study and data compilation program are completed, it is recommended by the author that the Alps project should be explored by a phased series of work programs designed to achieve the following exploration objectives:

Re-establish Property geological control (outcrop mapping) by prospecting and GPS surveys; Systematic sampling of all bedrock exposures defined from the above; Geochemical Soil sampling within (verification) and beyond the limits of the historic work; Geophysical assessment (I.P.) of the property following on the geochemical survey; Trenching and open cut exploration and sampling (following up on defined Geochemical and Geophysical anomalies); and Definition of drill targets and testing by Diamond drilling.

Additionally, the Report’s author recommends environmental and socio-economic programs be undertaken contemporaneously to any exploration programs. These studies should focus on:

Environmental baseline studies including water sampling and ARD/ABA testing of mineralization and hostrock; Identification and preliminary contact with the local First Nations; Identification and preliminary contact with the surface rights holders (logging companies) toward access road use and working agreements; and Identification and preliminary contact with local conservation groups and communities.

The Geological Report’s exploration recommendations are summarized below:

Additional Staking of MTO mineral Claims:

The current nine (9) Cell claim # 534606 be increased in size to an additional 121 MTO units. In this capacity the area immediate to the subject claims is covered as well as the most direct access route from B.C. Highway 4, further the mineral tenure will expand to be contiguous to the nearest mineral claims. The estimated cost for this acquisition is a one time C$1,860 (approximately) staking fee with annual payments thereafter. Owing to the contiguous nature of the existing claims and proposed extension, any work completed on any section of the property could be applied in assessment work to the property as a whole.

Phase 1A: Prospecting and Assessment of Alps Property:

A two (2) week reconnaissance prospecting program be undertaken by two (2) locally experienced prospectors over the expanded Alps Property. A base map of at least 1:20,000 scale, and ideally 1:5,000 scale should be acquired for this program (The 1:20,000 scale N.T.S. 092F.014 map sheet, TRIM topography Data is available in digital format for purchase for approximately C$1,000 and could be enlarged for this purpose). The program would focus on bedrock exposure location (GPS survey) and systematic sampling as well as a preliminary soil sampling program in the defined anomalous area A of the project (all withsubsequent assaying). A program budget of $28,000 and duration of two (2) weeks are required for this phase, which could be done any time between May and November. No work permits would be required for this phase of work.

Phase 1B: Grid-based Geochemical Survey:

A GPS surveyed flag grid should be established over the Alps property covering an area of 1.5 km (the southern flank of the height of land and the western flank of the height of land). The line spacing for the grid should be 100 metres, with a minimum 14, 700 metre N-S lines over the Southern flank and minimum 10, 500 metre E-W lines over the western flank. A total of 14.8 line kilometers (minimum) would be required for this program. Soil geochemistry (B or C soil horizon focus) should be sampled on 50 metre centres; for a total of almost 300 samples. Three (3) weeks for two (2) prospectors would be required to establish and sample the grid. Geological and structural mapping of the grid by a geologist should also be conducted during this program, along with rock grab and representative chip sampling of any significant mineral occurrences discovered. A program budget of C$40,000 would be necessary for this phase and could be conducted between May and November. Prospecting could be combined with this Phase easily. No work permits would be required for this phase of work.

Phase 1C: Geophysical Survey:

An Induced Polarization (I.P.) and coincident VLF/EM survey program should be conducted over the same grid as above. The program would be designed to assess the near surface (>200 metres depth) mineralization potential of the property. The program should take an estimated 10 days to conduct at an approximate cost of C$28,000.00. Phase 1A/B Prospecting and Geochemical surveying could be combined with this Phase easily. A Notice of Work Permit and reclamation bond will be required to be applied for and authorized by the B.C. Ministry of Energy, Mines and Petroleum Resources for this program. The creation and granting of the permit will require an approximate one (1) month window before the work in conducted. The work could be conducted anytime between May and November.

Phase 1D: Technical Report and Assessment Work:

A N.I. 43-101 Technical Report should be prepared after the completion of Phase 1. This would take approximately 1 month to complete and cost an estimated about C$12,000. Additionally, a report should be prepared and filed with the Provincial Government to apply the Phase 1 expenses to the Alps Property (estimated cost of report and filings, C$2,500.00).

Phase 2 Mechanical Trenching/Diamond Drilling:

Should Phase 1 results warrant, a mechanical trenching and or diamond drilling program should be conducted. A new (or amended) Notice of Work application to the B.C. Ministry of Energy, Mines and Petroleum Resources would be required as well as an increase of the reclamation bonding for this program. It may also be warranted to expand and sample the exploration grid depending on Phase 1 Results. The estimated budget for a trenching and/or Diamond Drilling program would be C$250,000 and take a total of three (3) months to complete. Updated technical reports should follow the completion of Phase 2, for an additional C$15,000.

The aforementioned recommendations are expanded into a proposed budget for such activities below:

Property Expansion - Preliminary Work

Work	Notes	Number	Cost	Work Cost
MTO Staking	Consultant	1 day	$650/day	$ 650
Staking	Consultant	121 Cells	$10/cell	$ 1,210
Total				$ 1,860

PHASE I

Property Exploration - Phase 1A

Work	Notes	Number	Cost	Work Cost
Base Map Preparation	Consultant	1 day	$1,000	$ 1,000
Prospect/Sampling	2 Prospectors	28 man days	$300/man day	$ 8,400
Geological Control	Geologist	5 days	$650/man day	$ 3,250
Expenses	Truck, hotel, food	30 days	$180/day	$ 5,400
Supplies	Sampling Gear		$1,000	$ 1,000
Analyses	Rock	150 samples	$25/sample	$ 3,750
Compilation	Consultant	2 days	$650/day	$ 1,300
Total with Contingency				$ 28,000

Alps Grid Geochemistry - Phase 1B

Work	Notes	Number	Cost	Work Cost
Prospecting	2 Prospectors	38 man days	$300/man day	$ 11,400
Geology Control	1 Geologist	6 days	$650/day	$ 3,900
Expenses	Truck, hotel, food	40 man days	$180/day	$ 7,200
Analyses	Soils, Rocks	350 samples	$25/sample	$ 8,750
Supplies	Sampling Gear		$2,000	$ 2,000
Compilation	Consultant	2 days	$650/day	$ 1,300
Total with Contingency				$ 40,000

Alps Grid Geophysics - Phase 1C

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	1 day	$700/day	$ 700
Bond to MEMPR	Reclamation	1	$2,000	$ 2,000
I.P. / VLF-EM	Consultant	10 days	$1,750/linekm	$ 28,000
Consultant Support	Prospector	10 days	$300/ day	$ 3,000
Total with Contingency				$ 38,000

Technical Report - Phase 1D

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	25 days	$600/day	$ 15,000
Totals				$ 15,000

PHASE II

Trenching and Diamond Drilling - Phase 2

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	2 days	$700/day	$ 1,400
Bond to MEMPR	Reclamation	Trench/Drill		$ 10,000
Trenching	Contractor	10 days	$1000/day	$ 10,000
Diamond Drilling	Contractor	1500 metres	$100/metre	$150,000
Geology, Log Core	Geologist	30 days	$700/day	$ 21,000
Core Splitter	Labour	30 days	$250/day	$ 7,500
Expenses	Truck/hotel/food	30 days	$250/day	$ 7,500
Analyses	Rocks, Core	300 samples	$25/sample	$ 7,500
Compilation	Geologist	6 days	$700/day	$ 4,200
Total with Contingency				$250,000

Technical Report - Phase 2

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	20 days	$700/day	$ 14,000
Totals				$ 14,000

Compliance with Government Regulation

If we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to our company is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines. The initial phase of our exploration program will consist hand trenching, sampling, mapping, and possibly a segment of an electronic-based geological exploration technique referred to as Induced Polarization. The practice in British Columbia under this act has been to request permission for such a program in a letter to the B.C. Ministry of Energy and Mines. Permission is usually granted within one week. Should a follow-up exploration program be undertaken, it would probably be intended to refine information garnered in the first phase employing the same methods of exploration.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $100,000.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended preliminary exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

Currently our only employee is Llorn Kylo our President, Secretary, Treasurer and sole director. We have not entered into an employment agreement or consulting agreement with our sole director and executive officer. We do not expect any material changes in the number of employees over the next 12 month period. We conduct our business largely through agreements with consultants and other independent third party vendors.

PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this registration statement.

Plan of Operation

We are an exploration stage company engaged in the acquisition, exploration and exploitation of mineral resource properties. We currently own a 100% interest in a mineral claim, generally known as the Alps property. It is located in south-west British Columbia. Our business plan is to proceed with the exploration of the Alps property to determine whether it contains commercially viable deposits of base or precious metals. We intend to proceed with Additional Staking and Phase 1 of the exploration program recommended by our Consulting Geologist. Once complete, the Additional Staking and Phase 1 of the recommended geological exploration program will cost approximately $112,360. We had $16,193 in working capital as of July 31, 2007. Accordingly, we are able to begin but not complete the Additional Staking and Phase 1 of our exploration program without additional financing. We plan to raise additional capital during the next 18 months by seeking additional funds from existing investors or by offering equity securities to new investors. The risky nature of this enterprise and lack of tangible assets places other types of debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. Additional capital will allow us to complete preliminary exploration activities and perhaps begin additional activities as well, should we determine with our consulting geologist that this is advisable.

Once we receive the analysis of our preliminary exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with additional exploration, including Phase 2. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the preliminary exploration program are sufficiently positive to enable us to proceed. This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the Alps property, we intend to seek out and acquire interests in North American mineral exploration properties, which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities. If we are unable locate and acquire such a prospect, we may be forced to seek other business opportunities. Presently, we have not given any consideration to the acquisition of other exploration properties because we have only recently commenced our preliminary exploration program and have not received any results.

Upon the completion of preliminary exploration, or any additional programs, which are successful in identifying mineral deposits, we will have to spend substantial funds on further exploration and engineering studies before we know that we have a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

Results of Operations

From Inception (December 15, 2006) through July 31, 2007

Because our audited financial statements are consolidated statements, incorporating the financial performance and statements of our wholly-owned subsidiary, references to our date of inception (December 15, 2006) are actually references to the date of inception of our wholly-owned subsidiary.

We generated no revenue for the period from inception (December 15, 2006) to July 31, 2007. We are an exploration stage company and have not yet commenced even preliminary exploration on our claims.

Our operating expenses for the period were $52,785, consisting primarily of exploration expenses in the amount of $12,258, professional fees in the amount of $37,990, and other administrative expenses in the amount of $2,537.

We had a net loss of $52,785 for the period from inception (December 15, 2006) to July 31, 2007.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

Our total expenditures over the next twelve months are anticipated to be approximately $160,360 as we undertake our exploration program. Our proposed budget below for the next twelve months is based on the dollar figures and time provided by our geologist in his report. Our ability to complete these steps in the next twelve months depends on our resources to complete the work required and our financial capability to do so. We could require additional time. We anticipate commencing Phase 1 of our exploration program in May of 2008.

General and Administrative Expenses	$15,000
Additional Staking	$1,860
Phase 1A of our planned exploration program	$28,000
Phase 1B of our planned exploration program	$40,000
Phase 1C of our planned exploration program	$28,000
Phase 1D of our planned exploration program	$2,500
Legal	$20,000
Accounting	$25,000
Total	$160,360

As at July 31, 2006, we had $30,000 in current liabilities. Our financial statements report a net loss of $52,785 for the period from December 15, 2006 (date of inception) to July 31, 2007. Our net loss is due to professional fees, exploration expenses and general and administrative expenses. On July 31, 2007, we had working capital of $16,193. Our plan is to raise equity financing in the next 12 months. There can be no assurance that we will be able to raise this money.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the next twelve months.

Employees

Currently our only employee is our sole director and officer. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource and contract for employment as needed.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the period from inception (December 15, 2006) through July 31, 2007, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, discovering gold placer resources on our properties and, finally, achieving a profitable level of operations either through exploiting deposits of gold placer resources that we find or by selling the rights to do so to others.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We plan to pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

There were various other accounting standards and interpretations issued during 2006 or to March 31, 2007, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial share holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

On February 8, 2007 we issued 2,900,000 shares of our common stock to our officer and director, Llorn Kylo, in exchange for all of the issued and outstanding shares of Flex Resources Ltd., whereby it became our wholly-owned subsidiary. On January 10, 2007 Flex Resources Ltd. had issued 2,900,000 common shares to Mr. Kylo at $0.01 per share for cash proceeds of $29,000 in an offshore transaction pursuant to Rule 903 of Regulation S of the Securities Act of 1933.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. There is currently no public trading market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

We do not have any common stock subject to outstanding options or warrants. We are registering 1,356,500 shares of our common stock under the Securities Act of 1933 for sale by the selling stockholders named in this prospectus. As of the date of this prospectus, our affiliates hold 2,900,000 shares. Our Company’s issued and outstanding shares, as of September 20, 2007 is 4,256,500.

All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as they remain as affiliates of our company. Three months after they cease being affiliates of our company, sales may be made after the two year period from the issue date without limitations under Rule 144.

Llorn Kylo, our President, Secretary, Treasurer and sole director owns 2,900,000 shares of our company. As of September 20, 2007, there are forty-one holders (41) of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our articles of incorporation and bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the

1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer from inception (December 15, 2006) through July 31, 2007. Because our audited financial statements are consolidated statements, incorporating the financial performance and statements of our wholly-owned subsidiary, references to our date of inception (December 15, 2006) are actually references to the date of inception of our wholly-owned subsidiary.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Llorn Kylo President, Secretary, Treasurer and Director(1)	2007	0	0	0	0	0	0	0

(1) Llorn Kylo became our President, Secretary, Treasurer and a director of our company, on December 15, 2006 (date of inception).

Narrative Disclosure to Summary Compensation Table

We have not compensated our executive officer since our inception. We have no plans to compensate our executive officer until such time that we are able to generate net income from our operations.

Employment Contracts and Termination of Employment and Change in Control Arrangements

We have not entered into an employment agreement or consulting agreement with our sole director and executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our Board of Directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our sole director or Board of Directors, as the case may be.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of July 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Llorn Kylo	-	-	-	-	-	-	-	-	-

Stock Options and Stock Appreciation Rights

Since December 15, 2006 (date of inception) to July 31, 2007 we have not granted any stock options or stock appreciation rights to any of our directors or officers.

Compensation of Directors

The table below summarizes all compensation of our directors as of July 31, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Llorn Kylo	-	-	-	-	-	-	-

Compensation Of Directors

Our sole director has received no compensation to date and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

REPORTS TO SHAREHOLDERS

We have filed with the SEC a Registration Statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that Registration Statement, does not contain all information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. You may review a copy of the Registration Statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements for the period from December 15, 2006 (Date of Inception) through July 31, 2007:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheet as of July 31, 2007

F-3	Statement of Operations for the period from December 15, 2006 (Date of Inception) through July 31, 2007

F-4	Statements of Stockholders’ Equity for the period from December 15, 2006 (Date of Inception) through July 31, 2007

F-5	Statement of Cash Flows for the period from December 15, 2006 (Date of Inception) through July 31, 2007

F-6	Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors
Flex Resources Co. Ltd

We have audited the accompanying Consolidated Balance Sheet of Flex Resources Co. Ltd.. (An Exploration Stage Company) as of July 31, 2007 and the related Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows for the period from December 15, 2006 (date of inception) to July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Flex Resources Co. Ltd (An Exploration Stage Company) as of July 31, 2007 and the results of its operations, stockholders’ equity, and its cash flows for the period from December 15, 2006 (date of inception) to July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has experienced losses since its inception and has no operating income, which raises substantial doubt about the Company’s ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

September 16, 2007

Flex Resources Co. Ltd.
and Consolidated Subsidiary
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
(Expressed in US Dollars)

Note 2 - Basis of Presentation - Going Concern
July 31, 2007
ASSETS

CURRENT ASSETS
Cash	$46,193

Total Current Assets	46,193

MINERAL PROPERTY	6,411

TOTAL ASSETS	$52,604

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued Liabilities	$30,000

Total Current Liabilities	30,000

COMMITMENTS & CONTINGENCIES (Note 1, 2, 3, 4 and 5)

STOCKHOLDERS' EQUITY
Common Stock (Note 3)
Authorized 75,000,000 shares at par value of $0.001 each Issued and Outstanding 4,256,500 shares	4,257
Additional Paid-In Capital	70,393
Accumulated Other Comprehensive Income	739
Accumulated Deficit during Development Stage	(52,785)

Total Stockholders' Equity	22,604

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$52,604

The accompanying notes to the financial statements are an integral part of these statements.

Flex Resources Co. Ltd.
and Consolidated Subsidiary
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(Expressed in US Dollars)
Cumulative From Dec 15, 2006 (Date of Inception) to July 31, 2007

Revenue
Sales and Services	$-

Total Revenue	-

Operating Expenses
General and Administative	2,537
Exploration Expenses	12,258
Professional Fees	37,990

Total Operating Expenses	52,785

Net (Loss) for Period	(52,785)

Other Comprehensive Income
Foreign Currency Translation	739

Comprehensive (Loss)	$(52,046)

Net Loss Per Common Share - Basic and Fully Diluted:
Net (Loss) for the Period	$(0.02)

Weighted Average Number of Common Stock Outstanding	3,073,251

The accompanying notes to the financial statements are an integral part of these statements.

Flex Resources Co. Ltd.
and Consolidated Subsidiary
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER EQUITY
(Expressed in US Dollars)
	Common Stock	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated During Development Stage from Inception to July 31, 2007	Shareholders' Equity

Beginning Balance	-	$-	$-	$-	$-	$-

Shares issued at $0.01 per share pursuant to subscription on January 10, 2007	2,900,000	2,900	26,100		-	29,000
Shares issued at $0.02 per share pursuant to subscription on May 1, 2007	1,125,000	1,125	21,375		-	22,500
Shares issued at $0.10 per share pursuant to subscription on June 12, 2007	231,500	232	22,918		-	23,150

Accumulated deficit during development stage				739	(52,785)	(52,046)

Balance July 31, 2007	4,256,500	$4,257	$70,393	$739	$(52,785)	$22,604

The accompanying notes to the financial statements are an integral part of these statements.

Flex Resources Co. Ltd.
and Consolidated Subsidiary
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Expressed in US Dollars)
Cumulative From Dec 15, 2006 (Date of Inception) to July 31, 2007

Cash flows from operating activities:

Net (Loss)	$(52,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in operating assets and liabilities:	-
Other current liabilities	30,000
Net cash flows provided by operating activities	(22,785

Cash flows from investing activities:

Purchase of mineral claim	(6,411)
Net cash flows used by investing activities	-

Cash flows from financing activities:
Issues of shares	74,650

Net cash flows used by financing activities	74,650

Effect of exchange rate changes on cash	739

Increase in cash	46,193

Cash, beginning of period	0
Cash, end of period	$46,193

The accompanying notes to the financial statements are an integral part of these statements.

FLEX RESOURCES CO. LTD.
AND CONSOLIDATED SUBSIDIARY
(A Exploration Stage Company)
Notes to Consolidated Financial Statements
July 31, 2007
(Expressed in US Dollars)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Flex Resources Co. Ltd. (the “Company”) was incorporated in the State of Nevada on February 8, 2007. The Company is an exploration stage company which has as its principal business the acquisition and exploration of mineral claims.

On February 8, 2007, the Company acquired all the issued and outstanding shares of Flex Resources Ltd. (“Flex Canada”), a corporation incorporated in the province of British Columbia, Canada on December 15, 2006 from the sole shareholder. The consideration for the acquisition of Flex Canada was a one-for-one share exchange. This transaction was treated as a reorganization of capital to affect domicile and the December 15, 2006 date of incorporation of Flex Canada has been used as the date of inception.

In January 2007, Flex Canada acquired one placer claim tenure in British Columbia, Canada. The Company has not presently determined whether its mineral claims contain mineral reserves that are economically recoverable. The recoverability of amounts from the mineral claim will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claim, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the mineral claims agreement and to complete the development of the mineral claim and upon future profitable production or proceeds from the sale thereof.

Principles of Consolidation

The consolidated financial statements include accounts of the Company and its wholly-owned subsidiary, Flex Resources Ltd. All significant inter-company balances and transactions are eliminated.

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at July 31, 2007, the Company did not have any cash equivalents.

Mineral Properties and Exploration Expenses

Mineral properties purchased are capitalized and carried at cost. Exploration and development costs are charged to operations as incurred until such time that proven or probable ore reserves are discovered. From that time forward, the Company will capitalize all costs to the extent that future cash flow from reserves equals or exceeds the costs deferred. The deferred costs will be amortized using the unit-of-production method when a property reaches commercial production. As of July 31, 2007, the Company did not have proven or probable reserves.

Fair Value of Financial Instruments

The carrying value of cash and accounts payable at July 31, 2007 reflected in these financial statements approximates their fair value due to the short-term maturity of the instruments.

FLEX RESOURCES CO. LTD.
AND CONSOLIDATED SUBSIDIARY
(A Exploration Stage Company)
Notes to Consolidated Financial Statements
July 31, 2007
(Expressed in US Dollars)

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”. Comprehensive income includes net income and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities.

Asset Retirement Obligations

The Company has adopted SFAS No. 143, Accounting for Asset Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The Company has not incurred any asset retirement obligations as of July 31, 2007.

Foreign Currency

The operations of the Company are located in Canada. The Company maintains a US dollar bank account(s). The functional currency is the US Dollar. Transactions in foreign currencies other than the functional currency, if any, are remeasured into the functional currency at the rate in effect at the time of the transaction. Remeasurement gains and losses that arise from exchange rate fluctuations are included in income or loss from operations.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Actual results could differ from those estimates.

Loss Per Share

Basic earnings (loss) per share of common stock are computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are equal to the basic loss per share for the year ended July 31, 2007 because there are no common stock equivalents outstanding.

Income Taxes

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

FLEX RESOURCES CO. LTD.
AND CONSOLIDATED SUBSIDIARY
(A Exploration Stage Company)
Notes to Consolidated Financial Statements
July 31, 2007
(Expressed in US Dollars)

Exploration Stage

The Company entered the exploration stage upon its inception in the current year. Accordingly, income and expenses for the current year and cash flow for the current year equal income and expenses and cash flow on a cumulative basis since inception.

Impairment of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operation cash flows in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. If impairment is deemed to exist, the asset will be written down to its fair value. Fair value is generally determined using a discounted cash flow analysis. As of July 31, 2007, the Company does not believe any adjustment for impairment is required.

Concentrations

The Company is dependent on its Chief Executive Officer and business consultants for its operations. The loss of any of these individuals could impact the Company’s ability to carry on operations.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is a recognition process whereby the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater

FLEX RESOURCES CO. LTD.
AND CONSOLIDATED SUBSIDIARY
(A Exploration Stage Company)
Notes to Consolidated Financial Statements
July 31, 2007
(Expressed in US Dollars)
than 50% likely of being realized upon ultimate settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. Earlier application is permitted as long as the enterprise has not yet issued financial statements, including interim financial statements, in the period of adoption. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. We are currently evaluating the statement and have not yet determined the impact of such on our financial statements.

SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4 (“SFAS 151”). In November 2004, the FASB issued SFAS 151 which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” ARB No. 43 previously required that certain costs associated with inventory be treated as current period charges if they were determined to be so abnormal as to warrant it. SFAS 151 amends this removing the so abnormal requirement and stating that unallocated overhead costs and other items such as abnormal handling costs and amounts of wasted materials (spoilage) require treatment as current period charges rather than a portion of inventory cost. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted. The provisions of this statement need not be applied to immaterial items. We do not allocate overhead costs to inventory and management has determined that there are no other material items which require the application of SFAS 151.

There were various other accounting standards and interpretations issued during 2006 or to July 31, 2007, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

2. BASIS OF PRESENTATION - GOING CONCERN

These consolidated financial statements have been prepared on a going-concern basis which assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business for the foreseeable future.

The Company has experienced losses since its inception of $52,046 as of July 31, 2007 and has no operating revenues. As of July 31, 2007, the Company had a total of $46,193 in cash; however, this amount may be insufficient to sustain operations over the course of the next year. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is in the process of exploring and evaluating its mineral properties and projects and has not yet determined whether these properties contain economically recoverable ore reserves. The underlying value of the mineral properties is entirely dependent on the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete development and upon future profitable production or sufficient proceeds from the disposition thereof.

These financial statements do not give effect to adjustments to the amounts and classifications to assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

FLEX RESOURCES CO. LTD.
AND CONSOLIDATED SUBSIDIARY
(A Exploration Stage Company)
Notes to Consolidated Financial Statements
July 31, 2007
(Expressed in US Dollars)

3. MINERAL PROPERTY

The mineral property consists of the following mineral claim tenure:

Name	No. of Claim Tenures	Location	Area Covered	Cost
Alps Property	1	160 kms West of Vancouver, BC	190.043 hectares	$6,411

The claim is subject to a requirement to either (1) complete exploration work on the claims valued at an amount stipulated by the government and pay a filing fee; or (2) pay a stipulated fee to the Province of British Columbia in lieu of completing exploration work. The stipulated amount in respect of these claims is anticipated to total approximately $550 during the upcoming two years.

3. COMMON STOCK

On January 10, 2007, the Company issued 2,900,000 shares at $0.01 per share to its founder and CEO in return for total proceeds of $29,000.

On May 1, 2007, the Company issued 1,125,000 shares to 13 individuals pursuant to subscriptions for $0.02 per share in return for total proceeds of $22,500.

On June 12, 2007, the Company issued 231,500 shares to 28 individuals pursuant to subscriptions for $0.10 per share in return for total proceeds of $23,150.

4. INCOME TAXES

The Company is subject to United States income taxes and Canadian income taxes (to the extent of its operations in Canada). The Company had no income tax expense during the reported period due to net operating losses.

A reconciliation of income tax expense to the amount computed at the statutory rates is as follows:

Loss for the year	$(52,046)
Average statutory tax rate	35%
Expected income tax provision	(18,216)
Unrecognized tax losses	18,216
Income tax expense	$0

Significant components of deferred income tax assets are as follows:

Net operating losses carried forward in United States$ 52,046	(52,046)
Valuation allowance	(52,046)
Net deferred income tax assets	$0

The Company has net operating losses carried forward of $52,046 for United States tax purposes which will expire in 2027 if not utilized. A valuation allowance has been established for this amount.

5. RELATED PARTY TRANSACTIONS

As of Jul 31, 2007, the sole officer and director of the Company owns 68% of the outstanding shares of the Company.

The Company does not have an employment agreement with the sole officer and director. The Company does not have a non-compete agreement with the sole officer and director.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, Officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- indemnification may not be made for any claim, issue or matter as to which such a person has been judged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defence.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our shareholders;

- by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. This includes the power to defend such persons from all suits or claims as allowable under the provisions of the General Corporate Law of Nevada. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability as the expenses are incurred and before the final disposition of the proceeding in question or repay the amount if a court finds that the director or officer is not entitled to indemnification by the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defence of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling shareholder. All of the amounts shown are estimates.

SEC registration fees	$5(1)
Printing and engraving expenses	$2,000(1)
Accounting fees and expenses	$15,000(1)
Legal fees and expenses	$10,000(1)
Transfer agent and registrar fees	$2,000(1)
Fees and expenses for qualification under state securities laws	$0(1)
Miscellaneous	$1,000(1)
Total	$30,005(1)

(1) We have estimated these amounts

Item 26 - RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us since our inception on December 15, 2006 without registration of the securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements:

On February 8, 2007 we issued 2,900,000 shares of our common stock to one (1) named executive officer, Llorn Kylo, in exchange for all of the issued and outstanding shares of Flex Resources Ltd., whereby it became our wholly-owned subsidiary. On January 10, 2007 Flex Resources Ltd. had issued 2,900,000 common shares to Mr. Kylo at $0.01 per share for cash proceeds of $29,000 in an offshore transaction pursuant to Rule 903 of Regulation S of the Securities Act of 1933. The named executive officer is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Flex Resources Ltd., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

On May 1, 2007 we issued 1,125,000 shares of our common stock to thirteen (13) investors for cash proceeds of $22,500 in offshore transactions pursuant to Rule 903 of Regulation S of the Securities Act of 1933. None of the investors are U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by Flex Resources Co. Ltd., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On June 12, 2007, we issued 231,500 shares of our common stock to twenty-eight (28) subscribers at an offering price of $0.10 per share for cash proceeds of $23,150 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by Flex Resources Co. Ltd. any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

For more information on the purchasers in these private placement transactions please see the section entitled “Selling Shareholders” on page 13 of the prospectus included in this registration statement.

Item 27 - EXHIBITS

The following Exhibits are filed with this prospectus:

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Mr. Ronald Serota, Esq. of the Corporate Law Center, regarding the legality of the securities being registered
10.1	Flex Share Exchange Agreement
23.1	Consent of Schumacher &Associates
99.1	Technical Report on the Alps Property by Paul D. Gray Consulting Geologists on Canadian National Instrument Form 43-101.

Item 28 - UNDERTAKINGS

The undersigned company hereby undertakes that it will:

1.	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

a.	any Prospectus required by Section 10(a)(3) of the Securities Act;

b.
reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

c.	any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.
for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada.

FLEX RESOURCES CO. LTD.

By: /s/ Llorn Kylo
Llorn Kylo, President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: September 25, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Llorn Kylo as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Llorn Kylo
Llorn Kylo, President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: September 25, 2007